Exhibit 3.3

SZPAK

Memorandum and Articles of Association

Floor 4, Willow House, Cricket Square

Grand Cayman KY1-9010

Cayman Islands

campbellslegal.com

(AC)

SZPAK

Companies Act (as revised)

Company Limited by Shares

Memorandum of Association

1	Company Name

The name of the Company is SZPAK.

2	Registered Office

The registered office of the Company will be situate at the offices of Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands or such other place as the Directors may from time to time decide.

3	Objects

3.1

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by law as provided by Section 7(4) of the Companies Act (as revised) as amended and in particular but without limitation:

(a)

To carry on the business of an investment company and for that purpose to purchase, subscribe for, acquire, hold and deal either in the name of the Company or in that of any nominee, in shares, stocks, debentures, bonds, securities and obligations generally of any government, company, corporation or body; and to promote, finance, advance money on hire purchase or otherwise assist any company or companies, whether corporate or incorporate, or persons as may be thought fit; and to act as agents for the issue and placing of, and to underwrite shares, debentures and other securities or obligations.

(b)

To carry on the business of financiers, capitalists, financial agents, bill discounters and company promoters; to carry on business as mortgage brokers and insurance agents, and to undertake and carry on any business transaction or obligation commonly undertaken or carried on by financiers, company promoters, concessionaires, contractors, or merchants, and generally to enter into, assist or participate in financial, commercial, mercantile, industrial and other undertakings and business of all kinds and to carry on, develop and extend the same, or sell, dispose of and deal with or otherwise turn the same to account.

(c)

To acquire by original subscription, tender, purchase or otherwise and hold, sell deal with or dispose of any shares, stocks, debentures, debenture stocks, bonds, obligations and securities guaranteed by any company constituted or carrying on business in any part of the world and debentures, debenture stock, bonds, obligations and securities guaranteed by any government or authority, municipal, local or otherwise, whether at home or abroad, and to subscribe for the same either conditionally or otherwise and to guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by the ownership thereof.

(d)

To purchase or otherwise acquire, hold, pledge, turn to account in any manner, import, export, sell, distribute or otherwise dispose of, and generally to deal in commodities and products (including any future interest therein) and merchandise, articles of commerce, materials, personal property and real property of every kind, character and description whatsoever, and wheresoever situated, and any interest therein, at any place or places in the Cayman Islands or abroad, either as principal or as a factor or broker, or as a commercial, sales, business or financial agent or representative, general or special, or in any other capacity whatsoever for its own account or for the account of any domestic or foreign person or public authority, and in connection therewith or otherwise to acquire and hold membership in or otherwise secure trading privileges on any board of trade, exchange or other similar institution where any such products or commodities or personal or real property are dealt in, and to comply with the rules of any such institution.

(e)

To engage in any mercantile, manufacturing or trading business of any kind or character whatsoever, within or without the Cayman Islands and in any part of the world, and to do all things incidental to such business.

(f)

To purchase, sell, hold, take on lease, or in exchange, or otherwise acquire and hold any lands or buildings wherever situate, or rights or interests therein or connected therewith, and to manage or let the same or any part thereof for any period, and at such rent and on such conditions as the Company shall think fit, or to develop the same or any part thereof.

(g)	To finance and assist persons purchasing or taking leases from or otherwise having dealings with the Company.

(h)

To purchase, sell, take in exchange, charter, hire, build, construct or otherwise acquire and to own, work, manage, and to deal in and trade with steam, diesel, sailing, motor and other ships, trawlers, drifters, tugs, vessels, aircraft and motor and other vehicles with all necessary and convenient equipment, engines, tackle, gear, furniture, and stores, or any interests in ships, vessels, aircraft, motor and other vehicles, and to maintain, repair, fit out, refit, improve, insure, alter, sell, exchange, or let out on hire or hire purchase, or charter or otherwise deal with and dispose of any of the ships, vessels, aircraft and vehicles, or any of the engines, tackle, gear, furniture, equipment and stores of the Company.

(i)

To undertake and carry on all or any of the business or businesses of ship owners, ship brokers, shipping agents, aircraft owners, brokers or agents and insurance brokers, underwriters, ship and aircraft managers, carriers by land, water and air transport, ship builders, ship repairers, and generally to carry on the said business or businesses in all their branches, and to carry on the said business or businesses either as principals or agents or on commission or otherwise and to undertake and execute agencies and commissions of all kinds.

(j)

To receive money on loan and borrow or raise money in such manner as the Company shall think fit and in particular by the issue of bonds, debentures, or debenture stock (perpetual or otherwise) and to secure the repayment of any money borrowed, raised or owing by mortgage, charge or lien upon all or any of the property or assets of the Company (both present and future) including its uncalled capital, and also by a similar mortgage, charge or lien to secure and guarantee the performance by the Company or any other person or company of any obligation undertaken by the Company or any other person or company as the case may be.

(k)

To grant pensions, allowances, gratuities and bonuses to officers or ex-officers, employees or ex-employees of the Company or its predecessors in business or the dependents of such persons and to establish and maintain or concur in maintaining trusts, funds or schemes (whether contributory or non-contributory) with a view to providing pensions or other funds for any such persons as aforesaid or their dependents.

(l)

To do all or any of the above things in any part of the world, and either as principals, agents, trustees, contractors or otherwise, and either alone or in conjunction with others, and either by or through agents, trustees, sub-contractors or otherwise.

(m)	To do all such other things as are incidental or conducive to the above objects or any of them.

(n)

To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the directors of the Company likely to be profitable to the Company.

3.2

It is hereby declared that the objects of the Company as specified in each of the foregoing paragraphs of this clause shall be separate and distinct objects of the Company and shall not be in any way limited by reference to any other paragraphs or the order in which the same occur.

4	Powers of Company

Except as prohibited or limited by the Companies Act (as revised) (as amended from time to time), the Company shall have and be capable of from time to time and all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this memorandum of association and the articles of association of the Company and the power to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, options, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company or without security; to invest monies of the Company in such manner as the directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to shareholders of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to directors, officers, employees, past or present, and their families; to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid.

5	Limited Liability

The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

6	Authorised Capital

The capital of the Company is USD 50,000.00 divided into 479,000,000.00 Class A Ordinary shares with a nominal or par value of USD 0.0001 each, 20,000,000.00 Class B Ordinary shares with a nominal or par value of USD 0.0001 each and 1,000,000.00 Preference shares with a nominal or par value of USD 0.0001 each provided always that the Company acting by its board of directors shall have power to purchase and/or redeem any or all of such shares and to increase or reduce the said capital of the Company and to sub-divide or consolidate the said shares or any of them subject to the provisions of the Companies Act (as revised) and the articles of association and to issue all or any part of its capital whether original, purchased, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

7	Part VII of the Companies Act (as revised)

If the Company is registered as an exempted company in accordance with Part VII of the Companies Act (as revised), the Company will comply with the provisions of such law relating to exempted companies and, subject to the provisions of the Companies Act and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

8	Amendment

The Company shall have power to amend this memorandum of association by special resolution.

We are desirous of being formed into a company in pursuance of this memorandum of association and we agree to take the number of shares in the capital of the Company set opposite our name.

Name, Address and Description	Number of Shares Taken
of Subscriber	by Subscriber

Campbells Nominees Limited Floor 4, Willow House Cricket Square Grand Cayman KY1-9010 Cayman Islands	1

/s/ Jennifer Reilly
Jennifer Reilly
Authorised Signatory

Tenecia Ebanks
Witness

Date: 27 May 2021